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                                                                    EXHIBIT 3i.3



                         CERTIFICATE OF DESIGNATION OF

                           PREFERENCES AND RIGHTS OF

                      AMERICAN TOWER SYSTEMS CORPORATION

                SERIES A REDEEMABLE PAY-IN-KIND PREFERRED STOCK


          American Tower Systems Corporation, a Delaware corporation (hereinafter called, the "Corporation"), pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate"), the Board of Directors of the Corporation duly adopted the following resolution:

          RESOLVED, that pursuant to Article Four of the Restated Certificate (which authorizes 20,000,000 shares of preferred stock, $.01 par value), the Board of Directors of the Corporation hereby fixes the voting powers, designations and preferences, and the relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Series A Redeemable Pay-In-Kind Preferred Stock.

          RESOLVED, that each share of the Series A Redeemable Pay-In-Kind Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

          SECTION 1.  Designation; Rank.  This series of preferred stock shall
                      -----------------
be designated "Series A Redeemable Pay-In-Kind Preferred Stock", par value $.01 per share (the "PIK Preferred Stock"). The liquidation preference of the PIK Preferred Stock shall initially be $1,000 per share, and is subject to increase in accordance with Section 3(c) hereof (the "Liquidation Preference"). The PIK Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, senior to all classes of Common Stock of the Corporation, and all other classes of capital stock or series of preferred stock established, or to be established, by the Board of Directors of the Corporation (or, to the extent permitted by the General Corporation Law of the State of Delaware, the Executive Committee thereof (the "Board of Directors")) (collectively "Junior Securities"); provided that the PIK Preferred Stock shall rank on a parity with the Exchange Preferred Stock (as defined herein), if and when issued.

          SECTION 2.  Authorized Number.  The number of shares constituting the
                      -----------------
PIK Preferred Stock shall be 400,000 shares and the initial aggregate Liquidation Preference of the PIK Preferred Stock shall be $400,000,000.
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          SECTION 3.  Dividends.  (a)  Holders of shares of the PIK Preferred
                      ---------
Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for payment, cash dividends at the rates set forth below. Prior to June 4, 1999 (the "Interim Financing Maturity Date"), dividends will accrue at a rate equal to Three Month LIBOR then in effect, plus the Applicable Spread, multiplied by the then current Liquidation Preference per share of the PIK Preferred Stock. The "Applicable Spread" will initially be 500 basis points and will increase by 25 basis points at the end of (i) the first 90 days following the Issue Date and (ii) each 45 day period thereafter until the Interim Financing Maturity Date, provided that the dividend rate on the PIK Preferred Stock in effect at any time prior to the Interim Financing Maturity Date will not exceed 18% per annum.

          (b) After the Interim Financing Maturity Date, the PIK Preferred Stock will accrue dividends, to the extent not exchanged by the Holders thereof or otherwise redeemed by the Corporation, at a rate equal to the greater of (i) the dividend rate payable on the Exchange Preferred Stock or (ii) the dividend rate payable on the PIK Preferred Stock on the Interim Financing Maturity Date plus 2% per annum.

          (c) Dividends will be payable quarterly in arrears on June 1, September 1, December 1, and March 1 of each year, commencing September 1, 1998 (each, a "Dividend Payment Date"). If any dividend payable on any Dividend Payment Date is not declared and paid in full in cash on such Dividend Payment Date, the amount payable on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall, subject to the rights of the Exchange Preferred Stock, be paid-in-kind and will be deemed paid in full and shall not accumulate. Such in-kind dividends will be effected by a pro rata increase in the Liquidation Preference of the outstanding PIK Preferred Stock equal to the amount of dividends payable and not paid in cash on such Dividend Payment Date. Each Holder of PIK Preferred Stock shall be entitled to receive, upon written request to the Corporation, a copy of the Corporation's records with respect to the Liquidation Preference of such Holder's PIK Preferred Stock. Each cash dividend will be payable to Holders of record as they appear on the stock transfer books of the Corporation on a record date, not more than sixty (60) nor less than ten (10) days before the dividend payment date, fixed by the Board of Directors. Dividends will be cumulative from the date of issuance of the relevant PIK Preferred Stock.

          (d) All payments shall be made without withholding or deduction for, or on account of, any present or future taxes or duties except as required by applicable law. If, after the Issue Date as a result of (a) any amendment to, or change in, applicable law (or any regulations thereunder) or (b) any amendment to or change in, an interpretation or application of such law or regulations, any increased withholding or deduction is required to be made to the extent that such deduction or withholding is not refundable or otherwise creditable against any regular tax liability, additional amounts will be required to be paid as will result in holders receiving such amounts as they would have received had no such increased withholding or deduction been required.

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          (e) Dividends payable on the PIK Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. The PIK Preferred Stock will not be entitled to any dividend, whether payable in cash, property, stock or increase in Liquidation Preference, in excess of full cumulative dividends. Dividends shall cease to accumulate in respect of the PIK Preferred Stock on the date of their exchange or redemption unless the Corporation shall have failed to issue the appropriate aggregate liquidation preference of Exchange Preferred Stock in respect of the PIK Preferred Stock on such date fixed for exchange ("Preferred Exchange Date") or shall have failed to pay the relevant cash redemption price on the date fixed for redemption. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. Dividends on account of arrears and dividends in connection with any optional redemption pursuant to Section 6(a) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

          (f) No full dividends may be declared or paid or funds set apart for the payment of dividends on any Exchange Preferred Stock for any period unless full cumulative dividends shall have been paid (or are deemed paid) or, if payable in cash, set apart for such payment on the PIK Preferred Stock. If full dividends are not so paid, the PIK Preferred Stock shall share dividends pro rata with the Exchange Preferred Stock, if any. No dividends may be paid or set apart for such payment on any Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) unless cash dividends are paid on the PIK Preferred Stock for the Dividend Period during which such dividends on any Junior Securities are paid or set apart and no Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, so long as any shares of PIK Preferred Stock remain outstanding.

          SECTION 4.  Liquidation Rights.  In the event of any voluntary or
                      ------------------
involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of assets is made on any Junior Securities, including, without limitation, Common Stock of the Corporation, the Holders of PIK Preferred Stock shall receive the Liquidation Preference (including any Redemption Premium) per share and shall be entitled to receive, without duplication, an amount equal to all accumulated and unpaid dividends through the date of distribution, and the holders of any Exchange Preferred Stock shall be entitled to receive an amount equal to the full respective liquidation preferences (including any Redemption Premium) to which they are entitled and shall receive an amount equal to all accumulated and unpaid dividends with respect to their respective shares through and including the date of distribution. If, upon such a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to pay in full the amounts described above as payable with respect to the outstanding PIK Preferred Stock and any Exchange Preferred Stock outstanding, the Holders of the outstanding PIK Preferred Stock and holders of any

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such Exchange Preferred Stock will share ratably in any such distribution of assets of the Corporation first in proportion to their respective liquidation preferences (including any premium) until such preferences are paid in full, and then in proportion to their respective amounts of accumulated and unpaid dividends. After payment of any such Liquidation Preference (including any Redemption Premium) and accumulated and unpaid dividends, the shares of PIK Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. For all purposes of this Certificate of Designation, accumulated dividends shall include a pro rated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up. Neither the sale or transfer of all or substantially all the assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or other entity or a merger of any other corporation or other entity with or into the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation.

          SECTION 5.  Voting Rights.  (a)  In addition to such other vote, if
                      -------------
any, as may be required by Delaware law or provided by the resolution creating any other series of preferred stock to the extent such resolution refers to the PIK Preferred Stock, so long as any shares of PIK Preferred Stock are outstanding, the vote or consent of the holders of a majority of the votes represented by the PIK Preferred Stock, shall be necessary to (i) increase or decrease the par value of the shares of PIK Preferred Stock, (ii) adversely alter or adversely change the powers, preferences or other special rights of the shares of PIK Preferred Stock, or (iii) issue Junior Securities, except for Junior preferred stock in accordance with Section 9(a)(viii) or Common Stock. The consent of all affected Holders of PIK Preferred Stock shall be required with respect to (a) any change in redemption, exchange or voting rights or the amount of or the method of calculating the Liquidation Preference or dividend rate or (b) any extensions of the Interim Financing Maturity Date.

          (b) Prior to the issuance of any Exchange Preferred Stock, the Corporation shall not amend or modify the Corporation's Certificate of Designation relating to the Exchange Preferred Stock (the "Exchange Certificate of Designation"), without the affirmative vote or consent of Holders of at least a majority of the votes represented by the outstanding shares of PIK Preferred Stock; provided, however, that the Corporation shall be permitted, without any
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vote or consent of such Holders, to effect any amendments to the Exchange
Certificate of Designation that could have been effected under the Exchange Certificate of Designation without the consent of holders of Exchange Preferred Stock if any Exchange Preferred Stock were then outstanding.

          (c) The Corporation shall not amend the Senior Bank Facilities, in any material respect, without the affirmative vote of the Holders of a majority of the votes represented by the outstanding shares of PIK Preferred Stock and any outstanding Exchange Preferred, voting together as a single class.

          (d) Without the affirmative vote or consent of Holders of at least a majority of the votes represented by the PIK Preferred Stock and any outstanding

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Exchange Preferred Stock, voting as a single class, the Corporation shall not consolidate or merge with or into (whether or not the Corporation is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

     (i) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (ii) the Surviving Person (if other than the Corporation) assumes all the obligations of the Corporation under this Certificate of Designation and the Exchange Certificate of Designation; and

     (iii) at the time of and immediately after such Disposition, no Voting Rights Triggering Event shall have occurred and be continuing.

          (e) (i) In the event that (1) the Corporation fails to redeem shares of PIK Preferred Stock in accordance with Section 6(b) or otherwise fails to discharge any redemption obligation with respect to the PIK Preferred Stock (other than redemption on the Interim Financing Maturity Date); (2) the Corporation fails to make an Offer to Purchase (whether pursuant to the terms of Section 7(e) or otherwise) following a Change of Control if such Offer to Purchase is required by Section 7 hereof or fails to purchase shares of PIK Preferred Stock from Holders who elect to have such shares purchased pursuant to any Offer to Purchase; (3) the Corporation breaches or violates one of the provisions set forth in any of Sections 9(a) through 9(c) (inclusive), 9(e) through 9(i) (inclusive) or 10(a), 10(b) or 10(d) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the Holders of at least 25% of the shares of PIK Preferred Stock then outstanding, (4) the Corporation breaches or violates one of the provisions set forth in Section 5(c), 9(d) or 10(c); (5) the Corporation or any Restricted Subsidiary shall default or permit a default or defaults under the Senior Bank Facilities which default remains uncured for the lesser of (i) 30 days or (ii) the applicable grace period under the Senior Bank Facilities or (6) the Corporation or any Restricted Subsidiary of the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if, in any such case, the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $5,000,000 or more at one time, in each case, after a 30-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of events described in any of clauses (1)-(6) the maximum authorized number of directors of the Corporation will be increased by two and Holders of PIK Preferred Stock shall be entitled to vote their shares of PIK Preferred Stock, together with the holders of any Exchange Preferred Stock to the extent such vote is provided under the terms of the Exchange Preferred Stock, in accordance with the procedures set forth below, to elect, as a class, an additional two directors; provided, however, that Holders of PIK Preferred Stock and such Exchange Preferred Stock shall not elect as director any individual who if so elected would cause the Corporation to be in violation of the Communications Act of 1934, as amended, or the rules and regulations of the FCC. Each such event described in clauses (1), (2), (3), (4), (5) and (6) is a "Voting Rights Triggering Event". So long as shares of PIK Preferred Stock shall be outstanding, the Holders of PIK Preferred Stock shall retain the right to vote and elect, with the holders of any Exchange Preferred Stock, voting together as a single class without regard to series, such number of directors until such time the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the Holders of at least a majority of the shares of PIK Preferred Stock then outstanding and entitled to vote thereon. Such period is hereinafter referred to as a "Default Period".

          (ii) So long as any shares of PIK Preferred Stock shall be outstanding, during any Default Period, such voting right of the Holders of PIK Preferred Stock may be exercised initially at a special meeting called pursuant to paragraph (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Stock or any class thereof shall not affect the exercise of such voting rights by the Holders of PIK Preferred Stock and holders of any Exchange Preferred Stock.

          (iii) Unless the Holders of PIK Preferred Stock and holders of any Exchange Preferred Stock so entitled, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning shares having in the aggregate not less than 5% of the votes represented by the outstanding shares of PIK Preferred Stock and such Exchange Preferred Stock, taken together as a single class, may request, the calling of a special meeting of Holders of PIK Preferred Stock and such Exchange Preferred Stock, if any are then outstanding, which meeting shall thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which Holders of PIK Preferred Stock and holders of such Exchange Preferred Stock are entitled to vote pursuant to this paragraph shall be given to each Holder of record of PIK Preferred Stock by mailing a copy of such notice to such Holder at such Holder's last address as the same appears on the stock transfer books of the Corporation. Such meeting shall be called for a time not later than twenty (20) days after such order or request, or, in default of the calling of such meeting may be called on similar notice by any stockholder or stockholders owning shares having in the aggregate not less than 5% of the votes represented by the outstanding shares of PIK Preferred Stock and such Exchange Preferred Stock, taken together as a single class (who shall have, and to whom the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof). At any meeting held for the purpose of electing directors at which the Holders of PIK Preferred Stock and holders of any Exchange Preferred Stock shall have the right to elect directors as aforesaid, the presence in person or by proxy of the holders

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owning shares having at least a majority of the votes of PIK Preferred Stock and holders of such Exchange Preferred Stock shall be required to constitute a quorum of such PIK Preferred Stock and such Exchange Preferred Stock. Notwithstanding the provisions of this paragraph, no such special meeting shall be called during the period within ninety (90) days immediately preceding the date fixed for the next annual meeting of stockholders.

               (iv) During any Default Period, the holders of Common Stock of the Corporation, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect all of the directors unless and until the Holders of PIK Preferred Stock and holders of Exchange Preferred Stock so entitled shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the Holders of PIK Preferred Stock and such holders of Exchange Preferred Stock shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders or (B) the expiration of the Default Period, and (y) any vacancy in the Board of Directors may be filled by vote of the remaining director or directors, if any, theretofore elected by the holders of the class or classes of stock which elected the director whose office shall have become vacant. References in this paragraph to directors elected by the holders of a particular class or classes of stock shall include directors elected by such director or directors to fill vacancies as provided in clause
(y) of the foregoing sentence.

               (v) Immediately upon the expiration of a Default Period, (x) the right of the Holders of PIK Preferred Stock and holders of any Exchange Preferred Stock to elect directors shall cease, (y) the term of office of any directors elected by the Holders of PIK Preferred Stock and holders of any Exchange Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate or bylaws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (i) of this paragraph (e) (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Certificate or bylaws of the Corporation).

     (f) In any case in which the Holders of PIK Preferred Stock shall be entitled to vote pursuant to this Certificate of Designation or pursuant to Delaware law, each Holder of PIK Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote per $1,000 of the aggregate Liquidation Preference of shares of PIK Preferred Stock held. In any case in which the Holders of PIK Preferred Stock and the holders of Exchange Preferred Stock shall be entitled to vote as a class pursuant to this Certificate of Designation or Delaware law, each holder of PIK Preferred Stock and Exchange Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote per $1,000 of the aggregate liquidation preference of PIK Preferred Stock and Exchange Preferred Stock held by such holder. In connection with any vote of the Holders of PIK Preferred Stock or the holders of PIK Preferred Stock and Exchange Preferred Stock (voting as a single class), a majority of the votes properly cast upon any question shall decide the question, except in any case where a larger vote is required by the terms of this Certificate of Designation or Delaware law.

          SECTION 6.  Redemption. (a) At any time, the Corporation may, at its
                      ----------
option, redeem all or from time to time any part of the shares of PIK Preferred Stock, out of funds legally available therefor, in the manner provided for in
Section 6(c), at a price per share equal to the Redemption Price, provided that no redemption pursuant to this Section 6(a) shall be authorized or made unless prior thereto full accumulated and unpaid dividends, without duplication, are or are deemed declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the PIK Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date. Notwithstanding the foregoing, the Corporation shall not effect a partial redemption pursuant to this subsection to the extent that the initial aggregate Liquidation Preference relating to the PIK Preferred Stock to be outstanding following such partial redemption shall be less than $100,000,000.

          In the event of a redemption pursuant to the preceding paragraph of only a portion of the then outstanding shares of the PIK Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to Liquidation Preference held by each Holder of the PIK Preferred Stock.

          (b) On the Interim Financing Maturity Date, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in Section 6(c) hereof, all the shares of the PIK Preferred Stock then outstanding at the Redemption Price then in effect. In addition, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in Section 6(c) hereof, all of the shares of the PIK Preferred Stock then outstanding at the Redemption Price with (a) 100% of the Net Proceeds of the incurrence of Indebtedness (other than drawings under the Senior Bank Facilities) of the Company and the Restricted Subsidiaries, (b) 100% of the Net Proceeds of issuances of equity securities of the Corporation and the Restricted Subsidiaries, (c) 100% of the Net Proceeds of all Asset Sales and (d) 100% of Excess Cash Flow, in each case to the extent such proceeds are not used to repay Indebtedness incurred under the Senior Bank Facilities or, in the case of Asset Sales, reinvested as permitted under Section 9(d) hereof or under the Senior Bank Facilities, provided that the Corporation shall only be required to redeem PIK Preferred Stock when and if the aggregate amount of funds available for such mandatory redemption exceeds $5 million. In the event that any Exchange Preferred Stock shall be outstanding when any mandatory redemption pursuant to the preceding sentence is required, such redemption shall be made pro rata based on Liquidation Preference (plus the Redemption Premium) among the PIK Preferred Stock and the Liquidation Preference of the Exchange Preferred Stock (plus the applicable redemption premium) as if such classes were one class of preferred stock.

          (c) (Procedures for Redemption). (i) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the PIK Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the PIK Preferred Stock at such Holder's address as it appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency thereon shall affect the validity of the procedure for the redemption of any shares of PIK Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose Notice was defective. The Redemption Notice shall state:

            (1) whether the redemption is pursuant to Section 6(a) or 6(b) hereof;

            (2)  the Redemption Price;

            (3) whether all or less than all the outstanding shares of the PIK Preferred Stock are to be redeemed and the total amount in Liquidation Preference of the PIK Preferred Stock being redeemed;

            (4)  the Redemption Date;

            (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of PIK Preferred Stock to be redeemed; and

            (6) that dividends on the shares of the PIK Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

                 (ii) Each Holder of PIK Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of PIK Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, without service charges representing the unredeemed shares.

                 (iii) In the event that a Mandatory Redemption is required to be made pursuant to the provisions of this Certificate of Designation and the provisions of the Exchange Certificate of Designation at the same time and shares of both shall be outstanding, the foregoing procedures shall be applied equally to the PIK Preferred Stock and the Exchange Preferred Stock as if the PIK Preferred Stock and the Exchange Preferred Stock were a single class of stock.

                 (iv) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the PIK Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (c)(i) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price, without interest.

          SECTION 7.  Change of Control. (a) The Corporation will commence an
                      -----------------
Offer to Purchase (as defined in paragraph (b)) all of the outstanding shares of PIK Preferred Stock within fifteen (15) days after the occurrence of a Change of Control (as defined in paragraph (f)(i)) below.

          (b) "Offer to Purchase" means a written offer ("Offer") to each Holder at such Holder's address appearing in the stock books of the Corporation on the date of the Offer to Purchase, offering to purchase in cash all outstanding shares of PIK Preferred Stock at a purchase price equal to the Redemption Price of the PIK Preferred Stock. Unless otherwise required by Applicable Law, the Offer shall specify an expiration date ("Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of Applicable Law, not less than thirty (30) days or more than sixty (60) days after the date of such Offer and a settlement date ("Purchase Date") for purchase of PIK Preferred Stock within five Business Days after the Expiration Date. The Offer shall be sent by first class mail, postage prepaid, by the Corporation. The Offer shall contain information concerning the business of the Corporation and its Subsidiaries which the Corporation in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be furnished to Holders pursuant to Section 9(h) (Provision of Financial Information) (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Corporation's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Corporation to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Corporation to make the Offer to Purchase and (iv) any other information required by Applicable Law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender PIK Preferred Stock pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Expiration Date and the Purchase Date;

          (2) the aggregate liquidation preference of the outstanding shares of PIK Preferred Stock (and Exchange Preferred Stock, if any) offered to be purchased by the Corporation (the "Purchase Amount") pursuant to the Offer to Purchase;

          (3) the Liquidation Preference per share of the PIK Preferred Stock and the Redemption Price to be paid by the Corporation for each share accepted for payment;

          (4) that the Holder may tender all or any portion of the shares of PIK Preferred Stock registered in the name of such Holder and that any portion of PIK Preferred Stock tendered must be tendered in whole shares;

          (5) the place or places where shares of PIK Preferred Stock are to be surrendered for tender pursuant to the Offer to Purchase;

          (6) that dividends on any shares of PIK Preferred Stock not tendered or tendered but not purchased by the Corporation pursuant to the Offer to Purchase will continue to accumulate;

          (7) that on the Purchase Date the Redemption Price will become due and payable upon each share of PIK Preferred Stock being accepted for payment pursuant to the Offer to Purchase and that dividends thereon shall cease to accrue on and after the Purchase Date;

          (8) that each Holder electing to tender a share of PIK Preferred Stock pursuant to the Offer to Purchase will be required to surrender such share at the place or places specified in the Offer prior to the close of business on the Expiration Date (such share being, if the Corporation so requires, duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation duly executed by, the Holder thereof or his attorney duly authorized in writing);

          (9) that Holders will be entitled to withdraw all or any portion of PIK Preferred Stock tendered if the Corporation receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of PIK Preferred Stock that the Holder tendered, the certificate number representing the shares of PIK

     Preferred Stock that the Holder tendered and a statement that such Holder is withdrawing all or a portion of its tender;

          (10) that the Corporation shall purchase all shares of PIK Preferred Stock duly tendered and not withdrawn pursuant to the Offer to Purchase; and

          (11) that in the case of any Holder whose shares of PIK Preferred Stock are purchased only in part, the Corporation will issue to the Holder of such shares without service charge a new certificate representing the unpurchased shares of PIK Preferred Stock.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     (c) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the PIK Preferred Stock in connection with an Offer to Purchase.

     (d) On the Purchase Date the Corporation shall (1) accept for payment the shares of PIK Preferred Stock validly tendered and not withdrawn pursuant to the Offer to Purchase, (2) pay to the Holders of shares so accepted the Redemption Price therefor in cash and (3) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of PIK Preferred Stock tendered pursuant to the Offer to Purchase, dividends will cease to accrue with respect to the shares of PIK Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Purchase Date.

     (e) If the purchase of the PIK Preferred Stock would violate or constitute a default under any Indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within thirty (30) days following the Change of Control, the Corporation shall use its best efforts to, as promptly as practicable, either (1) repay in full all such Indebtedness and terminate all commitments outstanding under any relevant credit agreements or (2) obtain the requisite consents, if any, under such Indebtedness required to permit the repurchase of PIK Preferred Stock required by this Section 7. Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Offer to Purchase; provided that the Corporation's failure to comply with the provisions of this Subparagraph (e) shall constitute a Voting Rights Triggering Event.

     (f) (i) A "Change of Control" means the occurrence of any of the following:

     (a) the sale, lease or transfer, in one or a series of related
      -
     transactions, of all or substantially all of the Corporation's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Principal Shareholders or their Related Parties),

     (b) the adoption of a plan relating to the liquidation or dissolution of
      -
     the Corporation,

     (c) the acquisition, directly or indirectly, by any Person or group (as
      -
     such term is used in Section 13(d)(3) of the Exchange Act) (other than one or more of the Principal Shareholders and their Related Parties) of 40% or more of the voting power of the voting stock of the Corporation by way of merger or consolidation or otherwise, provided that such acquisition will not constitute a "Change of Control" unless or until such Person or group owns, directly or indirectly, more of the voting power of the voting stock of the Corporation than the Principal Shareholders and their Related Parties, or

     (d) the Continuing Directors cease for any reason to constitute a majority
      -
     of the directors of the Corporation then in office.

For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of the Corporation shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

          (ii) "Continuing Director" means any member of the Board of Directors who (i) is a member of that Board of Directors on the Issue Date or (ii) was nominated for election by either (a) one or more of the Principal Shareholders (or a Related Party thereof) or (b) the Board of Directors a majority of whom were directors at the Issue Date or whose election or nomination for election was previously approved by one or more of the Principal Shareholders or such directors.

          (iii) "Immediate Family Member" means, with respect to any individual, such individual's spouse (past or current), descendants (natural or adoptive, of the whole or half blood) of the parents of such individual, such individual's grandparents and parents (natural or adoptive), and the grandparents, parents and descendants of parents (natural or adoptive, of the whole or half blood) of such individual's spouse (past or current).

          (iv) "Principal Shareholders" means Steven B. Dodge and Thomas H. Stoner.

          (v)  "Related Party" with respect to any Principal Shareholder means
(i) any 80% (or more) owned Subsidiary or Immediate Family Member (in the case of an individual) of such Principal Shareholder or (ii) any Person, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal Shareholder or an Immediate Family Member, or (iii) any Person employed by the Corporation in a management capacity as of the Issue Date.

          SECTION 8.  Exchange Provisions.  (a)  Shares of PIK Preferred Stock
                      -------------------
will be exchangeable, at the option of each Holder of PIK Preferred Stock, in whole or in part, on the Interim Financing Maturity Date and from time to time thereafter, for shares of Exchange Preferred Stock at the rate of $1.00 Liquidation Preference of Exchange Preferred Stock for each $1.00 of the sum of Liquidation Preference plus the Redemption Premium of PIK Preferred Stock at the time of any exchange (or as described below, into Exchange Debentures at the rate of $1.00 principal amount of Exchange Debentures for each $1.00 of the sum of Liquidation Preference plus the Redemption Premium of PIK Preferred Stock at the time of any exchange), provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Preferred Stock (or Exchange Debentures) that is not an integral multiple of $1,000 instead of delivering a share of Exchange Preferred Stock (or Exchange Debentures) in a denomination of less than $1,000. Accrued dividends on the date of the exchange of the PIK Preferred Stock into the Exchange Preferred Stock shall be paid in accordance with the terms of the Exchange Preferred Stock.

          (b) To exchange shares of PIK Preferred Stock for shares of Exchange Preferred Stock, Holders shall present certificates together with an executed stock power in favor of the Corporation representing the PIK Preferred Stock to be exchanged to Harris Trust and Savings Bank (the "Escrow Agent") (at any time following the Interim Financing Maturity Date except to the extent that transfer of such PIK Preferred Stock would be limited as a result of the impending redemption thereof) and the amount of Liquidation Preference to be exchanged to the Escrow Agent who shall promptly exchange such PIK Preferred Stock for Exchange Preferred Stock at the rate set forth in subparagraph (a) above. Dividends on the PIK Preferred Stock shall cease to accrue upon the delivery in exchange therefor of Exchange Preferred Stock as provided in this Section 8.

          In the event that the Corporation exchanges Exchange Debentures for shares of Exchange Preferred Stock while any shares of PIK Preferred Stock remain outstanding, the Corporation shall immediately deposit with the Escrow Agent Exchange Debentures in an aggregate principal amount equal to the liquidation preference (plus the redemption premium) of the remaining Exchange Preferred Shares held in escrow by the Escrow Agent. Such Debentures shall be held by the Escrow Agent in escrow for exchange by holders of PIK Preferred Stock as if such Debentures were Exchange

Preferred Stock and the provisions of this Certificate of Designation will apply with respect thereto mutatis mutandis.

          SECTION 9.  Certain Additional Negative Obligations of the Corporation
                      ----------------------------------------------------------
(a) (Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.) The Corporation will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Indebtedness acquired through acquisition) or issue any preferred stock; provided however that the Corporation or one or more Restricted Subsidiaries may incur any of the following:

     (i) the Exchange Preferred Stock or any in-kind dividends on the PIK Preferred Stock or the Exchange Preferred Stock;

     (ii)   Senior Bank Debt pursuant to the Senior Bank Facilities;

     (iii)  Existing Indebtedness;

     (iv) Indebtedness represented by guarantees by the Corporation or its Subsidiaries of (A) Senior Bank Debt and (B) any other Indebtedness of the Corporation or any Subsidiary permitted to be incurred under this Certificate of Designation;

     (v) Refinancing Indebtedness, provided that the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted, defeased or refunded (plus the amount of expenses incurred and premiums paid in connection therewith);

     (vi) intercompany Indebtedness between the Corporation and any of its Restricted Subsidiaries or among its Restricted Subsidiaries, or Equity Interests issued by a Restricted Subsidiary in conformity with subparagraph
     (c);

     (vii) Hedging Obligations, including interest rate swap obligations, that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Certificate of Designation to be outstanding;

     (viii) Junior preferred stock consisting of Junior Securities the Net Proceeds of the issuance of which is used solely to redeem PIK Preferred Stock or Exchange Preferred Stock to the extent outstanding;

     (ix) accounts payable, accrued expenses (including, without limitation, taxes) and customer advance payments incurred in the ordinary course of business;

     (x)   Indebtedness secured by Permitted Liens;

     (xi) Indebtedness incurred in connection with an acquisition otherwise permitted hereunder; provided, however, that (i) such Indebtedness (A) is
                          --------  -------
     owed to the seller thereof, (B) is unsecured, (C) has no scheduled payment of principal prior to the Interim Financing Maturity Date and (D) when added to all other Indebtedness outstanding under this Section 9(a)(xi) does not exceed $25,000,000, and (ii) at the time of incurrence of such Indebtedness (and after giving effect thereto), no Voting Rights Triggering Event shall have occurred and been continuing;

     (xii) Indebtedness incurred by any Unrestricted Subsidiary; provided,
                                                                 --------
     however, that such Indebtedness is non-recourse to the Corporation or any
     -------
     Restricted Subsidiary and no Lien is placed on the equity interests of the Corporation or any Restricted Subsidiary in such Unrestricted Subsidiary; and

     (x) Capital Lease Obligations not to exceed in the aggregate at any one time outstanding $5,000,000.

           (b) (Limitation on Restricted Payments). The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (i) declare or pay any dividend, or make any other distribution or payment, on any Equity Interests (except the PIK Preferred Stock and the Exchange Preferred Stock) of the Corporation or of any Restricted Subsidiary (other than dividends or distributions payable by the Corporation in its Common Stock of the Corporation or dividends or distributions payable to the Corporation or any Restricted Subsidiary);

     (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Corporation, any Restricted Subsidiary or other Affiliate of the Corporation (other than (a) any Equity Interests owned by the Corporation or any Restricted Subsidiary and (b) the PIK Preferred Stock or the Exchange Preferred Stock so long as any such redemption is made on a pro rata basis); or

     (iii) make an Investment other than (a) a Permitted Investment or (b) Investments of the Corporation or any Restricted Subsidiary in the Corporation or any Restricted Subsidiary.

          (c) (Limitation on Issuance and Sale of Restricted Subsidiary Equity Interests). The Corporation will not permit any Restricted Subsidiary to issue any Equity Interests, except for (i) Equity Interests issued to and held by the Corporation or a Restricted Subsidiary, and (ii) Equity Interests issued by a Person prior to the time that (A) such Person becomes a Restricted Subsidiary hereunder, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Equity Interests were not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C).

          (d) (Disposition of Assets). The Corporation will not, and shall not permit any of its Restricted Subsidiaries to, at any time sell, lease, abandon, or otherwise dispose of any assets, including by way of sale-and-leaseback (other than assets disposed of in the ordinary course of business) whether in a single transaction or a series of related transactions, to any Person (other than an issuance, sale, lease, conveyance or disposal by a Restricted Subsidiary to the Corporation or one of its Wholly Owned Restricted Subsidiaries) for Net Proceeds in excess of $5,000,000 (each of the foregoing, an "Asset Sale"), unless:

          (i) the Corporation or such Subsidiary, as the case may be, receives consideration that at the time of entering into a binding agreement with respect to such Asset Sale, is at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

          (ii) at least 85% of such consideration is in the form of cash which cash is either invested in additional communications sites or used to repay Indebtedness incurred under the Senior Bank Facilities within 360 days of such Disposition or to redeem the PIK Preferred Stock (and, if applicable, the Exchange Preferred Stock on a pro rata basis).

          (e) (Limitation on Guarantees). The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, at any time guaranty, assume, be obligated with respect to, or permit to be outstanding any guaranty of, any obligation of any other Person other than (a) a guaranty by endorsement of negotiable instruments for collection in the ordinary course of business, or (b) obligations under agreements of the Corporation or any of its Restricted Subsidiaries entered into in connection with acquisitions permitted under the Senior Bank Facilities, leases of real property by the Corporation or any of its Restricted Subsidiaries or the acquisition or furnishing of services, supplies, and equipment in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries, or (c) guaranties of Indebtedness incurred as permitted pursuant to Section 9(a) hereof, or (d) as may be contained in the Senior Bank Facilities including, without limitation, any Subsidiary guaranty.

          (f) (Affiliate Transactions). Except as specifically provided herein (including, without limitation, Section 9(d) hereof) and as may be described on Schedule

A to the Securities Purchase Agreement as of the date of execution thereof, the Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, at any time engage in any transaction with an Affiliate, or make an assignment or other transfer of any of its properties or assets to any Affiliate, on terms less advantageous to the Corporation or such Restricted Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

          (g) (Maintenance of Escrow Agreement). The Corporation shall not amend or allow to lapse, through the nonpayment of fees or for any other reason until each share of PIK Preferred Stock is either redeemed or exchanged pursuant hereto under the Escrow Agreement. In the event that the Escrow Agent is unwilling or unable to continue to serve as Escrow Agent, the Company shall obtain a replacement Escrow Agent (such Escrow Agent to be a commercial bank or trust company with capital and surplus of in excess of $500,000,000) whose responsibilities and powers shall be substantially identical to those provided under the Escrow Agreement.

          (h) (Provision of Financial Information). Whether or not required by the rules and regulations of the SEC, so long as any shares of PIK Preferred Stock are outstanding, the Corporation will furnish to the Holders of PIK Preferred Stock:

     (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Corporation's independent certified public accountants, and

     (ii) all reports that would be required to be filed with the SEC on Form 8-K if the Corporation were required to file such reports.

In addition, whether or not required by the rules and regulations of the SEC, the Corporation will file a copy of all such information with the SEC for public availability (unless the SEC will not accept such filing) and make such information available to investors who request it in writing.

          (i) (Consent Fees) The Corporation shall not pay fees for consents to any waiver or amendment of or to the terms of this Certificate of Designation without making an offer to all Holders of the PIK Preferred Stock in an equal amount for such consent or waiver.

          SECTION 10.  Certain Additional Affirmative Obligations of the
                       -------------------------------------------------
Corporation. (a) (Permanent Securities) The Corporation shall file (if not
-----------
already filed) a registration statement under the Securities Act (or, to the extent applicable, prepare an offering circular) covering its Class A Common Stock, a series of preferred stock or debt securities (but, in the case of a partial redemption of the PIK Preferred Stock, only if such preferred stock or debt securities are permitted by the terms hereof) or a combination thereof (the "Permanent Securities") to be issued in a public offering or private placement to refinance in full the PIK Preferred Stock (the "Refinancing") and to use its best efforts to have such registration statement (if any) declared effective, and to consummate such Refinancing as soon as possible after the Issue Date in an amount sufficient to refinance all outstanding PIK Preferred Stock and on such terms and conditions as CSFBC may in its judgment determine to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of the Corporation and, in the case of a partial redemption of the PIK Preferred Stock, are permitted by the terms of this Certificate of Designation. If any Permanent Securities are issued in a transaction not registered under the Securities Act to effect the Refinancing, all such Permanent Securities shall be entitled to the benefit of a registration rights agreement in customary form to be entered into by the Corporation.

          (b) (Use of Proceeds). The proceeds of the offering of the PIK Preferred Stock shall be used solely (i) to finance the Corporation's obligations referred to in the merger agreement between ARS and CBS Corporation to be responsible for any tax liability arising from the separation of the Corporation from ARS (the "Tower Separation") and (ii) to pay fees and expenses related to the issuance of the PIK Preferred Securities .

          (c) (Maintenance of Corporate Existence and Rights). Except as permitted under Section 5(d) hereof, the Corporation will, and will cause each of its Restricted Subsidiaries to:

     (i) preserve and maintain its existence and its material rights, franchises, licenses and privileges in the state of its incorporation, including, without limiting the foregoing, all Licenses and Necessary Authorizations, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

     (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except for such failure to so qualify and be so authorized as could reasonably be expected to have a Material Adverse Effect.

     (d) (Operations; Compliance with Law). The Corporation will, and will cause each of its Restricted Subsidiaries to, (i) engage in the business of owning, constructing, managing, operating and investing in communications tower facilities and related businesses (including, without limitation, site acquisition and video, voice and data transmission businesses) and not engage in any unrelated activities, and (ii) comply in all material respects with the requirements of all Applicable Law.

          (e) (Breach of Covenants). The Corporation shall promptly notify in writing each Holder as provided in Section 12 hereof of any breach of the provisions set forth in Section 5, 9 or 10 hereof.

          SECTION 11.    Status of Reacquired Shares. If shares of the PIK
                         ---------------------------
Preferred Stock are redeemed pursuant to Section 6 or Section 7 hereof or exchanged pursuant to Section 8 hereof, the shares so redeemed or exchanged shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Corporation.

          SECTION 12.    Notices. All notices, requests, demands and other
                         -------
communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by first class mail, postage prepaid, or when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by first class mail, postage prepaid, or express (overnight, if possible) courier, addressed (i) in the case of a Holder of the PIK Preferred Stock, to such Holder's address of record, (ii) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's Chief Executive Officer and Chief Financial Officer and (iii) in the case of the Escrow Agent, Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606, Attention: Sue Shadel/Shareholder Services.

          SECTION 13.    Amendments and Waivers. Except as otherwise set forth
                         ----------------------
herein and subject to Section 5, any right, preference, privilege or power of, or restriction provided for the benefit of, the PIK Preferred Stock set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and the vote or consent of the Holders of a majority of the shares of PIK Preferred Stock then outstanding, and any amendment or waiver so effected shall be binding upon the Corporation and all Holders of the PIK Preferred Stock.

          SECTION 14.  Definitions.  As used in this Certificate of Designation,
                       -----------
the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Acquisition" shall mean (whether by purchase, lease, exchange,
           -----------
     issuance of stock or other equity or debt securities, merger, reorganization or any other method) (i) any acquisition by the Corporation or any Restricted Subsidiary of any other Person, which Person shall then become consolidated with the Corporation or any such Restricted Subsidiary in accordance with GAAP; (ii) any acquisition by the Corporation or any Restricted Subsidiary of all or any substantial part of the assets of any other Person; or (iii) any acquisition by the Corporation or any Restricted Subsidiary of any communications tower facilities, communications tower management businesses or related contracts, other than any such Acquisition which shall be made by, or of, any Person which shall have been designated and, to the extent required hereby, approved as an Unrestricted Subsidiary.

               "Affiliate" means, with respect to any specified Person, any
                ---------
     other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control of" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

               "Applicable Law" shall mean, in respect of any Person, all
                --------------
     provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses, the Communications Act, zoning ordinances and all environmental laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

               "Applicable Spread" has the meaning set forth in Section 3(a).
                -----------------

               "ARS" means American Radio Systems Corporation, a Delaware
                ---
     corporation.

               "Asset Sale" has the meaning set forth in Section 9(d).
                ----------

               "ARS-ATS Separation Agreement" means the Agreement among CBS
                ----------------------------
     Corporation, ARS and the Corporation entered into in connection with the merger of a wholly-owned subsidiary of CBS Corporation with and into ARS.

               "Board of Directors" has the meaning set forth in Section 1.
                ------------------

               "Business Day" means each Monday, Tuesday, Wednesday, Thursday
                ------------
     and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

               "Capital Expenditure" shall mean, for any period, expenditures
                -------------------
     (including the aggregate amount of Capital Lease Obligations required to be paid during such period) incurred by any Person to acquire or construct fixed assets, plant and equipment (including, without limitation, renewals, improvements and replacements, but excluding repairs and maintenance) during such period, which would be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

               "Capital Lease Obligation" means, at any time any determination
                ------------------------
     thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet in accordance with GAAP.

               "Capital Stock" means (i) in the case of a corporation, capital
                -------------
     stock, (ii) in the case of any association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) or capital stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

               "Cash Equivalents" means (i) United States dollars, (ii)
                ----------------
     securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities of less than one year and overnight bank deposits, in each case with any lender party to any of the Senior Bank Facilities or with any domestic commercial bank having capital and surplus in excess of $100,000,000 and a rating of "A" or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.,
     (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and in each case maturing within nine months after the date of acquisition.

               "Change of Control" has the meaning assigned thereto in Section
                -----------------
     7(f)(i).

               "Communications Act" means the Communications Act of 1934, and
                ------------------
     any similar successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

               "Continuing Director" has the meaning assigned thereto in Section
                -------------------
     7(d)(ii).

               "CSFBC" means Credit Suisse First Boston Corporation.
                -----

               "Default Period" means has the meaning assigned thereto in
                --------------
     Section 5(e)(i).

               "Disposition" means, with respect to any Person, any merger,
                -----------
     consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease conveyance or other disposition of all or substantially all of such Person's assets.

               "Dividend Payment Date" has the meaning assigned thereto in
                ---------------------
     Section 3(c).

               "Dividend Period" means the period from the Issue Date to and
                ---------------
     including the first Dividend Payment Date and thereafter each quarterly period commencing on each June 1, September 1, December 1, and March 1 and ending on the next succeeding Dividend Payment Date.

               "Equity Interests" means Capital Stock and all warrants, options
                ----------------
     or other rights to acquire Capital Stock (including any Indebtedness or Disqualified Stock that is convertible into, or exchangeable for, Capital Stock).

               "Excess Cash Flow" shall mean, as of the end of any fiscal year
                ----------------
     of the Corporation based on the audited financial statements provided under
     Section 9(h) hereof for such fiscal year, the excess, if any, of (a) Operating Cash Flow for such fiscal year, minus (b) the sum of the following: (i) payments made with respect to Capital Expenditures (other than Capital Expenditures funded out of the Net Proceeds of any Asset Sale) incurred by the Corporation and its Restricted Subsidiaries during such fiscal year; (ii) repayments of Indebtedness under the Senior Bank Facilities as a result of reductions in the commitments thereunder; (iii) cash taxes paid by the Corporation and its Restricted Subsidiaries (including any paid to CBS Corporation pursuant to the tax indemnity provisions of the ARS-ATS Separation Agreement or otherwise permitted by clause (i) of Section 10(b)) during such fiscal year; (iv) Interest Expense during such fiscal year; and (v) principal payments made in respect of Indebtedness for Money Borrowed (other than with respect to loans pursuant to the Senior Bank Facilities or the Intracoastal Note) paid by the Corporation and its Restricted Subsidiaries during such fiscal year.

               "Exchange Act" means the Securities Exchange Act of 1934 as it
                ------------
     may be amended and any successor act thereto.

               "Exchange Preferred Stock" means the Corporation's series of
                ------------------------
     Preferred Stock designated Exchange Pay-In-Kind Preferred Stock, par value $.01 per share, and, except for Section 8 hereof, also includes one other series of the Corporation's preferred stock that (i) has identical terms to the Exchange Preferred

     Stock in all material respects except as permitted by the Registration Rights Agreement referred to in the certificate of designation for the Exchange Preferred Stock and (ii) has been issued in exchange for PIK Preferred Stock in an exchange offer as contemplated by such Registration Rights Agreement.

               "Existing Indebtedness" means any outstanding Indebtedness of the
                ---------------------
     Corporation and its Restricted Subsidiaries as of the Issue Date and the amount and the maturity of which is set forth on Schedule B to the Securities Purchase Agreement as of the date hereof.

               "Existing Investments" means any Investments of the Corporation
                --------------------
     and its Restricted Subsidiaries (including Investments in Unrestricted Subsidiaries) as of the Issue Date or which thereafter becomes an Investment of the Corporation or any of its Restricted Subsidiaries or its Subsidiaries as a result of the Intracoastal Merger.

               "Expiration Date" has the meaning assigned thereto in Section
                ---------------
     7(b).

               "Fair Market Value" means, with respect to any asset or property,
                -----------------
     the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. All determinations of Fair Market Value shall be made by the Board of Directors of the Corporation and shall be evidenced by a resolution of such Board set forth in an Officers' Certificate.

               "FCC" means the Federal Communications Commission, as from time
                ---
     to time constituted, created under the Communications Act, or, if at any time after the filing of this Certificate of Designation, the FCC is not existing and performing the duties now assigned to it under such act, then the body performing such duties at such time.

               "GAAP" means, as in effect from time to time, generally accepted
                ----
     accounting principles in the United States, consistently applied.

               "Hedging Obligations " means, with respect to any Person, the
                -------------------
     Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

               "Holders" means a Holder of shares of PIK Preferred Stock as
                -------
     reflected in the stock books of the Corporation.

               "Immediate Family Member" has the meaning assigned to that term
                -----------------------
     in Section 7(f)(iii).

               "incur" means, with respect to any obligation of any Person, to
                -----
     create, issue, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for any Indebtedness (and "incurrence", "incurred", "incurable" and "incurring" shall have meanings correlative to the foregoing).

               "Indebtedness" means, with respect to any Person, whether or not
                ------------
     contingent, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all Capital Lease Obligations of such Person, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person, (iv) all Hedging Obligations of such Person, (v) all liabilities secured by any Lien on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the value of the property subject to such Lien, and (vi) to the extent not otherwise included, any guarantee by such person of any other Person's indebtedness or other obligations described in clauses (i) through (v) above; provided however that for purposes of this Certificate
                        -------- -------
     of Designation Indebtedness shall not include the Intracoastal Note.

               "Indebtedness for Money Borrowed" shall mean,  with respect to
                -------------------------------
     any Person, Indebtedness for money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Indebtedness upon which interest charges are customarily paid (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), all Capital Lease Obligations, all reimbursement obligations with respect to outstanding letters of credit, all Indebtedness issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, and, without duplication, guaranties of any of the foregoing. For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Indebtedness for Money Borrowed.

               "Interest Expense" shall mean, for any period, all cash interest
                ----------------
     expense (including imputed interest with respect to Capital Lease Obligations) with respect to any Indebtedness for Money Borrowed of the Corporation and its Restricted Subsidiaries on a consolidated basis during such period pursuant to the terms of such Indebtedness for Money Borrowed, together with all fees payable in respect thereof, all as calculated in accordance with GAAP.

               "Intracoastal Merger" means the merger of Intracoastal
                -------------------
     Broadcasting, Inc., a Delaware Corporation, into American Tower Systems (Delaware), Inc., a Delaware corporation wholly owned by the Corporation.

               "Intracoastal Note" shall mean the non-recourse notes of the
                -----------------
     Corporation, in the aggregate principal amount of $12,000,000, issued or to be issued by the Corporation in connection with the Intracoastal Merger.

               "Investments" means, with respect to any Person, all investments
                -----------
     by such Person in other Persons (including Affiliates of such Person) in the form of loans, guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

               "Issue Date" means the date of original issuance of the PIK
                ----------
     Preferred Stock.

               "Junior Securities" has the meaning assigned thereto in Section
                -----------------
     1.

               "Licenses" shall mean any telephone, microwave, radio
                --------
     transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, the ownership or the operation of any communications tower facilities, granted or issued by the FCC and held by the Corporation or any of its Restricted Subsidiaries.

               "Lien" means, with respect to any asset, any mortgage, lien,
                ----
     pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the "Uniform Commercial Code" (or equivalent statutes) of any jurisdiction).

               "Material Adverse Effect" shall mean (a) any material adverse
                -----------------------
     effect upon the business, assets, business prospects, liabilities, financial condition, results of operations or properties of the Corporation and its Restricted Subsidiaries on a consolidated basis, taken as a whole, or (b) a material adverse effect upon the binding nature, validity, or enforceability of this Certificate of Designation and the PIK Preferred Stock or upon the ability of the Corporation and its Restricted Subsidiaries to perform the payment obligations or other material obligations under this Certificate of Designation and the PIK Preferred Stock (or prior to the Interim Financing Maturity Date, the Exchange Certificate of Designation or the Exchange Preferred Stock); in either case, whether resulting from any single act, omission, situation, status, event or undertaking, or taken together with other such acts, omissions, situations, statuses, events or undertakings.

               "Necessary Authorizations" shall mean all approvals and licenses
                ------------------------
     from, and all filings and registrations with, any governmental or other regulatory authority, including, without limiting the foregoing, the Licenses and all approvals, licenses, filings and registrations under the Communications Act, necessary in order to enable the Corporation and its Restricted Subsidiaries to own, construct, maintain, and operate communications tower facilities and to invest in other Persons who own, construct, maintain, manage and operate communications tower facilities.

               "Net Proceeds" shall mean, with respect to any sale, lease,
                ------------
     transfer or other disposition of assets, Indebtedness or securities by the Corporation or any of its Restricted Subsidiaries (except any such sale, lease transfer or other disposition to the Corporation or a Restricted Subsidiary), the aggregate amount of cash received for such assets (including, without limitation, any payments received for noncompetition covenants, consulting or management fees in connection with such sale, and any portion of the amount received evidenced by a promissory note or other evidence of Indebtedness issued by the purchaser), Indebtedness or securities, as the case may be, net of (i) amounts reserved, if any, for taxes payable with respect to any such sale (after application (assuming application first to such reserves) of any available losses, credits or other offsets), (ii) reasonable and customary transaction costs properly attributable to such transaction and payable by the Corporation or any of its Restricted Subsidiaries (other than to an Affiliate) in connection with such sale, lease, transfer or other disposition of assets, Indebtedness or securities, as the case may be, including, without limitation, commissions, discounts, and fees and (iii) until actually received by the Corporation or any of its Restricted Subsidiaries, any portion of the amount received held in escrow or evidenced by a promissory note or other evidence of Indebtedness issued by a purchaser or pursuant to a non-compete, consulting or management agreement or covenant or otherwise for which compensation is paid over time. Upon receipt by the Corporation or any of its Restricted Subsidiaries of (A) amounts referred to in item (iii) of the preceding sentence, or (B) if there shall occur any reduction in the tax reserves referred to in item (i) of the preceding sentence resulting in a payment to the Corporation, such amounts shall then be deemed to be "Net Proceeds."

               "Obligations" means any principal, interest, penalties, fees,
                -----------
     indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

               "Offer to Purchase" has the meaning assigned thereto in Section
                -----------------
     7(b).

               "Officers' Certificate" means a certificate signed by the
                ---------------------
     Chairman of the Board, the Chief Executive Officer, President, the Chief Operating Officer, a Vice President, or the Chief Financial Officer and, without duplication, by the Treasurer, an Assistant Treasurer, Controller, the Secretary or an Assistant Secretary, of the Corporation.

               "Operating Cash Flow" shall mean, with respect to the Corporation
                -------------------
     and its Restricted Subsidiaries on a consolidated basis as of the end of any period, (a) the sum of (i) operating revenues of the Corporation and its Restricted Subsidiaries plus (ii) Unrestricted Subsidiary Distributions during such period less (b) the sum of (i) operating expenses for such period plus (ii) corporate overhead (exclusive of amortization and depreciation) for such period. In the case of determining Operating Cash Flow following an Acquisition permitted hereunder, Operating Cash Flow of the Corporation and its Restricted Subsidiaries shall include the Acquisition Operating Cash Flow.

               "Permitted Investment" means:
                --------------------

     (i) any Investment in the Corporation or any Wholly Owned Restricted Subsidiary;

     (ii)   any Investment in Cash Equivalents;

     (iii) any Investment in a Person if, as a result of such Investment, (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Corporation, or (b) such Person either (1) is merged, consolidated or amalgamated with or into the Corporation or one of its Wholly Owned Restricted Subsidiaries and the Corporation or such Wholly Owned Restricted Subsidiary is the Surviving Person or the Surviving Person becomes a Wholly Owned Restricted Subsidiary, or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Corporation or one of its Wholly Owned Restricted Subsidiaries;

     (iv) any Investment in accounts and notes receivable acquired in the ordinary course of business;

     (v)    any Existing Investment;

     (vi) notes from employees issued to the Corporation representing payment of the exercise price of options to purchase capital stock of the Corporation in an aggregate principal amount not to exceed $2,000,000;

     (vii) Investments in Unrestricted Subsidiaries represented by shares of Common Stock of the Corporation or assets and property acquired in exchange for Common Stock of the Corporation;

     (viii) so long as no Voting Rights Triggering Event then exists or would be caused thereby, make investments in communications site and related companies in an amount not to exceed, in the aggregate, at any time, $25,000,000 provided, however, that the Corporation or one of its Restricted Subsidiaries has executed a binding acquisition or merger agreement with such company;

     (ix) so long as no Voting Rights Triggering Event then exists or would be caused thereby, (x) establish Unrestricted Subsidiaries and (y) make investments in such Unrestricted Subsidiaries or in non-Wholly-Owned Restricted Subsidiaries of up to, in the aggregate, at any time, $50,000,000 (subject to reduction as provided in the definition of Unrestricted Subsidiary); and

     (x)    the Sconnix Note.

     "Permitted Liens" shall mean, as applied to any Person:
      ---------------

               (a) Liens under the Senior Bank Facilities;

               (b) (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person's books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;

               (c) Liens of carriers, warehousemen, mechanics, vendors, (solely to the extent arising by operation of law) laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;

               (d) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;

          (e) restrictions on the transfer of the Licenses or assets of the Corporation or the Restricted Subsidiaries imposed by any of the Licenses as presently in effect or by the Communications Act and any regulations thereunder;

          (f) easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of such Person or the use of such property;

          (g) Liens arising by operation of law in favor of purchasers in connection with any asset sale permitted hereunder; provided, however, that such
                                                    --------  -------
lien only encumbers the property being sold;

          (h) Liens reflected by Uniform Commercial Code financing statements filed in respect of Capital Lease Obligations permitted under this Certificate of Designation and true leases of the Corporation or any of its Subsidiaries;

          (i) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

          (j) judgment Liens which do not result in a Voting Rights Triggering Event; and

          (k) Liens in connection with escrow deposits made in connection with acquisitions permitted hereunder.

          "Person" means any individual, corporation, partnership, limited
           ------
     liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Preferred Exchange Date" has the meaning assigned thereto in Section
           -----------------------
     3(a).

          "Principal Shareholder" has the meaning assigned to that term in
           ---------------------
     7(f)(iv).

          "Purchase Date" has the meaning assigned thereto in Section 7(b).
           -------------

          "Redemption Date" with respect to any shares of PIK Preferred Stock,
           ---------------
     means the date on which such shares of PIK Preferred Stock are redeemed by the Corporation.

          "Redemption Notice" has the meaning assigned thereto in Section 6(c).
           -----------------

          "Redemption Premium" means 1% of the Liquidation Preference of the PIK
           ------------------
     Preferred Stock being redeemed plus (i) an additional 1% on and after the ninety-first (91) day following the Issue Date and (ii) an additional 1% at the end of each thirty (30) day period thereafter; provided that the Redemption Premium shall not exceed 6%.

          "Redemption Price" means the Liquidation Preference per share of the
           ----------------
     PIK Preferred Stock to be redeemed plus accrued and unpaid dividends to the Redemption Date plus the Redemption Premium.

          "Refinancing Indebtedness" means (i) Indebtedness of the Corporation
           ------------------------
     or any Restricted Subsidiary incurred or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute, defease or refund any other Indebtedness incurred by the Corporation in accordance with the terms of this Certificate of Designation, and (ii) Indebtedness of any Restricted Subsidiary incurred or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute, defease or refund any other Indebtedness or Disqualified Stock of the Corporation or any Restricted Subsidiary in accordance with the terms of this Certificate of Designation.

           "Related Party" has the meaning assigned to that term in 7(f)(v).
            -------------

           "Reset Date" means initially the Issue Date and subsequently the
            ----------
     first day following each 90-day period thereafter.

            "Restricted Subsidiary" means a Subsidiary of the Corporation other
             ---------------------
     than an Unrestricted Subsidiary.

            "SEC" means the Securities and Exchange Commission, as from time to
             ---
     time constituted, created under the Exchange Act.

            "Sconnix Note" shall mean the note of Sconnix Broadcasting Company,
             ------------
     a New Hampshire limited partnership, in the aggregate principal amount of $12,000,000, acquired or to be acquired by the Corporation in connection with the Intracoastal Merger.

            "Securities Act" means the Securities Act of 1933, as it may be
             --------------
     amended and any successor act thereto.

            "Securities Purchase Agreement" means the Securities Purchase
             -----------------------------
Agreement, dated as of June 4, 1998, among the Corporation, CSFBC and the several Buyers named therein.

               "Senior Bank Debt" means (i) the Indebtedness outstanding under
                ----------------
     the Senior Bank Facilities, provided that Senior Bank Debt under this clause (i) shall not exceed the difference between (a) the sum of $1,050,000,000 and any borrowings and letters of credit under the Senior Bank Facilities after the Issue Date to the extent that such borrowings or letters of credit at the time of incurrence or issuance, as the case may be, resulted in combined Indebtedness under the Senior Bank Facilities exceeding the sum of $1,050,000,000 and to the extent that such borrowings or letters of credit at the time of incurrence or issuance, as the case may be, were permitted under Section 9(a) and (b) the aggregate amount of net proceeds from Asset Sales applied to permanently reduce the level of permitted borrowings under the Senior Bank Facilities pursuant to the terms of any of the Corporation's outstanding Indebtedness and (ii) all Obligations incurred by or owing to the holders or their agent or representatives of such Indebtedness outstanding under the Senior Bank Facilities (including, but not limited to, all fees and expenses of counsel and all other interest, charges, fees and expenses).

               "Senior Bank Facilities" means that certain Amended and Restated
                ----------------------
     Loan Agreement dated as of October 15, 1997 by and among the Corporation, as Borrower, the financial institutions parties thereto, as Banks, and Toronto Dominion (Texas), Inc., as Administrative Agent, as amended by that certain First Amendment to Amended and Restated Loan Agreement dated as of December 31, 1997, that certain Assumption Agreement dated as of January 21, 1998, that certain Second Amendment to Amended and Restated Loan Agreement dated as of March 27, 1998, and that certain Third Amendment to Amended and Restated Loan Agreement dated as of May 11, 1998, as such agreement may be amended, replaced or refinanced by one or more credit agreements consistent, in the reasonable judgement of CSFBC, with the term sheets dated April 2, 1998 from TD Securities (USA), Inc. to (i) the Corporation in respect of a senior subordinated credit facility in the aggregate principal amount of $150,000,000 and (ii) to American Tower Systems (Delaware), Inc. and American Tower Systems, L.P. in respect of senior secured credit facilities in the aggregate principal amount of $900,000,000 (true, correct and complete copies of which have been delivered to CSFBC).

               "Subsidiary" means, with respect to any Person, any corporation,
                ----------
     association or other business entity of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such Equity Interests are owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

               "Surviving Person" means, with respect to any Person involved in
                ----------------
     or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

               "Three Month LIBOR" means, the rate appearing on Page 3750 of
                -----------------
     the Dow Jones Markets Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the relevant Reset Date, as the rate for U.S. Dollar deposits with a maturity of three months. In the event that such rate is not available at such time for any reason, then the Three-Month LIBOR shall be the rate at which U.S. Dollar deposits of $5,000,000 and for a maturity of three months are offered by the principal London office of Credit Suisse in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the relevant Reset Date.

               "Unrestricted Subsidiary" means (i) ATS Needham LLC, (ii) any
                -----------------------
     Subsidiary of the Corporation that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Corporation, as provided below) and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Corporation may designate any Subsidiary of the Corporation (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Corporation nor any of its Restricted Subsidiaries provides credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, (c) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Corporation or any Restricted Subsidiary of the Corporation unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation (the "Third Party Value") or, in the event such condition is not satisfied, the amount of investments permitted under clause (ix) of the definition of Permitted Investments shall be reduced by an amount equal to the value of the portion of such agreement, contract, arrangement or understanding to such Subsidiary in excess of the Third Party Value shall, and (d) such Unrestricted Subsidiary does not own any Capital Stock of any Subsidiary of the Corporation that has not theretofore been or is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the Board of Directors of the

     Corporation shall be evidenced by a board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of the Corporation may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after giving effect to such
                 --------
     designation, the Corporation could incur all Indebtedness of such Unrestricted Subsidiary as if such Indebtedness was incurred by the Corporation or one of its Restricted Subsidiaries on the date such Subsidiary is designated a Restricted Subsidiary (it being understood that any such designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be an investment of the Corporation and subject to the restrictions contained in Section 9(b) hereof).

               "Unrestricted Subsidiary Distributions" shall mean the amount of
                -------------------------------------
     cash distributions received during such period by the Corporation and its Restricted Subsidiaries from any Unrestricted Subsidiary (other than in connection with the repayment of intercompany Indebtedness).

               "Unrestricted Subsidiary Indebtedness" of any Unrestricted
                ------------------------------------
     Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Corporation nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Corporation or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any Holder of any Indebtedness of the Corporation or any Restricted Subsidiary to declare, a default on such Indebtedness of the Corporation or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its stated maturity.

               "Voting Rights Triggering Event" has the meaning assigned thereto
                ------------------------------
     in Section 5.

               "Wholly Owned Restricted Subsidiary" means any Restricted
                ----------------------------------
     Subsidiary all of the outstanding Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Corporation or a Surviving Person of any Disposition involving the Corporation, as the case may be.

          IN WITNESS WHEREOF, American Tower Systems Corporation has caused this Certificate of Designation to be duly executed by its duly authorized officer and attested by its secretary this fourth day of June, 1998.


                                          AMERICAN TOWER SYSTEMS CORPORATION


                                          By: ________________________________
                                              Name:
                                              Title:



ATTEST:


________________________________
Name:
Title:  Secretary